AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT
THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of January 1, 2002, by and among The Variable Annuity Life Insurance Company (“VALIC”) and Wellington Management Company, LLP (the “Sub-Adviser”).
RECITALS
          WHEREAS, VALIC and VALIC Company I (“VC I”) (formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and
          WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Advisory dated August 29, 2001 (the “Agreement”), with respect to the VC I Covered Funds with the Sub-Adviser; and
          WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect that the Sub-Adviser will manage a portion of the Covered Fund’s assets.
          NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:
1.	Schedule A Amendment. Schedule A is deleted in its entirety and replaced with the following:
SUB-ADVISER shall manage a portion of the Core Equity Fund assets and shall be compensated as follows on that portion:
0.325% of the first $50 million
0.250% of the next $450 million
0.200% of the next $1 billion
0.180% on the excess over $1.5 billion
2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

	By: Name:	//S// MARY L. CAVANAGH Mary L. Cavanagh
	Title:	Senior Vice President
	Date:	January 9, 2002
ATTEST:
//S// TOM THOMPSON
WELLINGTON MANAGEMENT COMPANY, LLP

	By: Name:	//S// JONATHAN M. PAYSON Jonathan M. Payson
	Title:	Senior Vice President
	Date:	January 8, 2002
ATTEST:
//S// JOHN BRUNO